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                                                                    Exhibit 11.1



                      PETE'S BREWING COMPANY AND SUBSIDIARY

                       COMPUTATION OF NET INCOME PER SHARE
               IN ACCORDANCE WITH INTERPRETIVE RELEASE NO. 34-9083
                    (in thousands, except per-share amounts)


                                                         For the three                 For the nine
                                                         months ended                  months ended
                                                         September 30,                 September 30,
                                                    -----------------------       -----------------------
                                                      1997           1996           1997           1996
                                                    --------       --------       --------       --------
Weighted average common shares
    outstanding for the period ..............         10,790         10,686         10,767         10,661

Common equivalent shares assuming
    conversion of stock options and
    warrants under the treasury stock
    method ..................................            -0-            101            -0-            195
                                                    --------       --------       --------       --------

Shares used in per share calculation                  10,790         10,787         10,767         10,856
                                                    ========       ========       ========       ========

Net income (loss)............................       $ (1,958)      $    330       $ (4,679)      $  1,677
                                                    ========       ========       ========       ========

Net income (loss) per share .................       $  (0.18)      $   0.03       $  (0.43)      $   0.15
                                                    ========       ========       ========       ========
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